EXHIBIT 107

Calculation of Filing Fee Table

…………..

Form S-8

(Form Type)

………………………………………………..………………

Nkarta, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Note #	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share, issuable pursuant to the Registrant’s 2020 Performance Incentive Plan	Other	3,553,926	$1.83	$6,503,684.58	0.0001381	$898.16
2	Equity	Common Stock, $0.0001 par value per share, issuable pursuant to the Registrant’s Employee Stock Purchase Plan	Other	710,785	$1.83	$1,300,736.55	0.0001381	$179.63
Total Offering Amounts				4,264,711		$7,804,421.13		$1,077.79
Total Fee Offsets								$0
Net Fee Due								$1,077.79

Fee Note #

1.
This Registration Statement covers shares of Nkarta, Inc., a Delaware corporation (the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), that were automatically added to the shares reserved for future issuance under the Nkarta, Inc. 2020 Performance Incentive Plan and the Nkarta, Inc. Employee Stock Purchase Plan (the “Plans”) on January 5, 2026 pursuant to certain provisions of the Plans that provide for an automatic increase in the share reserve each year in accordance with a formula set forth in the applicable Plan. In addition, this Registration Statement covers options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Plans as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

The offering price per share and the aggregate offering price for each Plan have been estimated solely for the purpose of calculating the amount of the registration fee. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on December 31, 2025. The registration fee for each Plan has been calculated in accordance with Rule 457(h) and Rule 457(c) promulgated under the Securities Act.

2.
See Note 1.

EXHIBIT 107

Table 2: Fee Offset Claims and Sources

Not Applicable ☑

	Note #	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A